FOR IMMEDIATE RELEASE

CKX, INC.
Media Contact: Ed Tagliaferri
212-981-5182

ROBERT DODDS ELEVATED TO CEO OF
19 ENTERTAINMENT

New York, NY – (February 2, 2010) – CKX, Inc. (NASDAQ: CKXE) announced today that Robert Dodds has been appointed CEO of 19 Entertainment. Mr. Dodds, who will assume responsibility for the day-to-day operations of 19 Entertainment, has served as its President since the company acquired his brand content firm, Freedom Media, in August 2006.

In his CEO role, Mr. Dodds succeeds Simon Fuller, who recently signed a long-term deal with CKX to continue to executive produce and provide overall global executive direction to CKX’s hit television and online shows.

Commenting on the announcement, Robert F.X. Sillerman, CKX’s Chairman and CEO said, “Robert has been central to the success of 19 Entertainment over the past three years. He has helped drive the growth of the IDOLS and So You Think You Can Dance franchises, and was pivotal in the development of our recently announced new multimedia initiative, If I Can Dream. As 19 continues to exploit these three and other lucrative opportunities, it is only appropriate that Robert assume the CEO’s role. We’re thrilled that he will be able to continue his excellent work with 19, while maintaining the Company’s strong ties to Simon.”

About CKX, Inc.
CKX, Inc. is engaged in the ownership, development and commercial utilization of entertainment content. To date, the Company has focused on acquiring globally recognized entertainment content and related assets, including the rights to the name, image and likeness of Elvis Presley, the operations of Graceland, the rights to the name, image and likeness of Muhammad Ali and proprietary rights to the IDOLS television brand, including the American Idol series in the United States and local adaptations of the IDOLS television show format which, collectively, air in more than 100 countries. For more information about CKX, Inc., visit its corporate website at www.ckx.com.

About 19 Entertainment
19 Entertainment, a division of CKX, is one of the most successful entertainment organizations in the world having created and produced hit television properties including American Idol and So You Think You Can Dance, and with its relationships and partnerships with some of the biggest names in sports, music and fashion, including David Beckham, Victoria Beckham, Carrie Underwood, Kelly Clarkson, Chris Daughtry, Roland Mouret and tennis superstar, Andy Murray.

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